                                                                    Exhibit 12.1

                      Everest Reinsurance Holdings, Inc.
                  Ratio of Earnings/(Losses) to Fixed Charges
                            (Dollars in thousands)


                                        Period Ended                            Years Ended December 31,
                                      September 30, 1999       1998           1997         1996           1995          1994
                                      ------------------    ------------------------------------------------------------------
Earnings: Income/(loss)
  before income taxes/(benefits)          $  146,922        $  212,676    $  207,300   $  143,839     $  (26,568)    $ (11,982)

Fixed Charges:
  Assumed interest component
     of rent expense                             904             1,769         1,633        1,776          2,443         2,082
  Interest expense                               755                --            --           --             --            --
                                          ----------        ----------    ----------   ----------     ----------     ---------
  Total fixed charges                          1,659             1,769         1,633        1,776          2,443         2,082
                                          ----------        ----------    ----------   ----------     ----------     ---------

Earnings plus fixed charges               $  148,581        $  214,445    $  208,933   $  145,615     $  (24,125)    $  (9,900)
                                          ==========        ==========    ==========   ==========     ==========     =========

Ratio of earnings/(losses) to fixed
   charges                                 89.6 to 1        121.2 to 1    127.9 to 1    82.0 to 1             (1)           (1)
                                          ==========        ==========    ==========   ==========     ==========     =========

(1) Principally as a result of non-recurring charges, Everest Holdings had a deficiency of earnings in 1995 and 1994 of $26,568 and $11,982, respectively, to cover fixed charges.